EXHIBIT 21
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                                         TANDYCRAFTS, INC.


             Significant Subsidiaries of Tandycrafts, Inc. as of June 30, 1996

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

                                                                            Jurisdiction
                                                                                 of
      Subsidiary's Legal Name                 Doing Business As            Incorporation
      -----------------------------      ---------------------------      ---------------

      Casual Concepts, Inc.              Cargo Furniture & Accents        Texas, U.S.A.
      Development Association, Inc.      Joshua's Christian Stores        Texas, U.S.A.
      Sav-On, Inc.                       Sav-On Office  Supplies          Texas, U.S.A.
      David James Manufacturing, Inc.    David James Fashions             Texas, U.S.A.
      Brand Name Apparel, Inc.           Brand Name Apparel               Texas, U.S.A.
      TAC Holdings, Inc.                                                  Delaware, U.S.A.
      PLC Leather Company                Prestige Leather Creations       Nevada, U.S.A.
      TandyArts, Inc.                    Impulse Designs                  Nevada, U.S.A.
      College Flags and
       Manufacturing Company, Inc.       College Flags/TAG Express        South Carolina, U.S.A.
      Hermitage Fine Arts, Inc.          Hermitage Fine Arts              Nevada, U.S.A.

         [S][C]

     Each of the corporations listed is a direct subsidiary of Tandycrafts, Inc., which owns 100% of the voting securities of each, except for TAC Holdings, Inc. which is 100% owned by Tandycrafts, Inc. and its various subsidiaries, and Hermitage Fine Arts, Inc., which is 100% owned by TandyArts, Inc. Each of the above subsidiaries is included in the Tandycrafts, Inc. Consolidated Financial Statements for fiscal 1996.